FORM 5                          OMB APPROVAL
				OMB Number:3235-0362

[ ]Check box if no longer
   subject to Section 16.  Form 4
   or Form 5 obligations may
   continue.  See Instruction 1(b).
[ ]Form 3 Holdings Reported
[ ]Form 4 Transactions Reported


		     U.S. SECURITIES AND EXCHANGE COMMISSION
			     Washington, D.C. 20549

  ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
	     Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person
Murrah                    Lance
(Last)                   (First)             (Middle)
		      80 Arkay Drive
			(Street)
Hauppauge                  NY                  11788
(City)                   (State)               (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   Standard Microsystems Corporation/SMSC
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3. IRS or Social Security Number of Reporting Person (Voluntary)
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4. Statement of Month/Year

   02/97
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5. If Amendment, Date or Original (Month/Year)
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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

	      Director                                    10% Owner
  ----------                                   ----------
       x      Officer (give title below)                   Other
  ----------                                   ---------- (specify
	      Senior Vice President                        below)
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Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned

1. Title of security     2.Transaction     3.Transaction      4.Securities       5.Amount of         6.Ownership     7.Nature of
   (Inst.3)                Date              Code               Acquired (A)       Securities          Form:           Indirect
			  (Month/Day/Year)   (Instr. 8)         or Disposed        Beneficially        Direct (D)      Beneficial
								of (D) (Instr.     Owned at End        Indirect (I)    or Ownership
								3,4, and 5)        of Issuer's         (Instr. 4)      (instr. 4)
										  Fiscal Year         (Instr.4)
										   (Instr. 3 and 4)


							    Amount    (A)  Price
								       or
								      (D)

Common Stock              ---                ---            ---       ---  ---      2,015            I               By Trust*

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

FORM 5 (Continued) Table II-Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)


 1. Title of      2.   Conversion or     3. Transaction  4.Transaction  5. Number of        6.Date
   Derivative         Exercise Price       Date           Code (Instr.    Derivative         Exercisable
   Security           of Derivative       (Month/         8)              Securities         and Expiration
   (Instr.3)          Security             Day/Year)                      Acquired (A)       Date
									  or Disposed        (Month/Day/Year)
									  (D) (Instr.3,
									  4 and 5)

									  (A)      (D)      Date        Expiration
											    Exercisable Date



Employee Stock        $15.25                 4/9/96         A             4,918     ---     (1)             4/9/06
Option (Right to
Buy)

Employee Stock        $16.13                 6/19/96        A            11,765     ---     (1)             6/19/06
Option (Right to
Buy)

Employee Stock        $16.50                 1/27/97        D            ---        3,750   (2)             6/30/98
Option (Right to
Buy)

Employee Stock        $23.88                 1/27/97        D            ---        3,000   (3)            11/30/99
Option (Right to
Buy)

Employee Stock        $16.25                 1/27/97        D            ---        5,000   (4)             9/14/05
Option (Right to
Buy)

Employee Stock        $16.50                 1/27/97        D            ---        5,000   (5)            12/31/05
Option (Right to
Buy)

Employee Stock        $15.25                 1/27/97        D            ---        4,918   (6)             4/9/06
Option (Right to
Buy)

Employee Stock        $16.13                 1/27/97        D            ---       11,765   (7)             6/19/06
Option (Right to
Buy)

Employee Stock        $ 9.00                 1/27/97        A             2,813    ---      (2)             6/30/98
Option (Right to
Buy)

Employee Stock        $ 9.00                 1/27/97        A             2,250    ---      (3)            11/30/99
Option (Right to
Buy)

Employee Stock        $ 9.00                 1/27/97        A             3,750    ---      (4)             9/14/05
Option (Right to
Buy)

Employee Stock        $ 9.00                 1/27/97        A             3,750    ---      (5)            12/31/05
Option (Right to
Buy)

Employee Stock        $ 9.00                 1/27/97        A             3,689    ---      (6)             4/9/06
Option (Right to
Buy)

Employee Stock        $ 9.00                 1/27/97        A             8,824    ---      (7)             6/19/06
Option (Right to
Buy)

7.Title and                 8.Price of             9.Number of            10.Ownership     11.Nature
  Amount of                    Derivative             Derivative              Form of          of
  Underlying                   Security               Securities              Derivative       Indirect
  Securities                   (Instr. 5)             Beneficially            Security:        Beneficial
  (Instr.3                                            Owned at End            Direct (D)       Ownership
  and 4)                                              of Year                 or              (Instr.4)
  (Instr.4)                                           (Instr.4)               Indirect (I)
									      (Instr.4)
  Title         Number
		of Shares


Common Stock     4,918        ---                   ---                    D                  ---

Common Stock    11,765        ---                   ---                    D                  ---

Common Stock     3,750        ---                   ---                    D                  ---

Common Stock     3,000        ---                   ---                    D                  ---

Common Stock     5,000        ---                   ---                    D                  ---

Common Stock     5,000        ---                   ---                    D                  ---

Common Stock     4,918        ---                   ---                    D                  ---

Common Stock    11,765        ---                   ---                    D                  ---

Common Stock     2,813        ---                   2,813                  D                  ---

Common Stock     2,250        ---                   2,250                  D                  ---

Common Stock     3,750        ---                   3,750                  D                  ---

Common Stock     3,750        ---                   3,750                  D                  ---

Common Stock     3,689        ---                   3,689                  D                  ---

Common Stock     8,824        ---                   8,824                  D                  ---

Explanation of Responses:
*  Held in Incentive Savings & Retirement Plan as of 2/28/97.
(1)Exercisable cumulatively as to one-fourth on each anniversary of date of grant.
(2)Exercisable cumulatively as to one-third on each anniversary of date of 6/30/94.
(3)Exercisable cumulatively as to one-fourth on each anniversary of 11/30/94.
(4)Exercisable cumulatively as to one-fourth on each anniversary of 9/14/95
(5)Exercisable cumulatively as to one-fourth on each anniversary of 12/31/95.
(6)Exercisable cumulatively as to one-fourth on each anniversary of 4/9/96.
(7)Exercisable cumulatively as to one-fourth on each anniversary of 6/19/96.


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

/s/ Lance Murrah                                   April 14, 1997
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   **Signature of Reporting Person                          Date